EX-99-i.1

Law Office

Stradley, Ronon, Stevens & Young, LLP
2005 Market Street, Suite 2600
Philadelphia, Pennsylvania 19103-7098
(215) 564-8000

March 30, 2011

Board of Trustees
Bennett Group of Funds
1400 K Street, NW, Suite 501
Washington, DC  20005

Re:       Pre-Effective Amendment No. 2 to the Registration
Statement of Bennett Group of Funds

Gentlemen:

We have acted as counsel to the Bennett Group of Funds, a statutory trust organized under Delaware law (the “Trust”), in connection with the issuance and sale by the Trust of its shares of beneficial interest, no par value (the “Shares”) of the following four series (with two classes each) of the Trust (each, a “Fund”):  (i) Bennett Conservative Fund – Class A and Class R; (ii) Bennett Moderate Fund – Class A and Class R; (iii) Bennett Growth Fund – Class A and Class R; and (iv) Bennett Aggressive Growth Fund – Class A and Class R.  The Trust is authorized to issue an unlimited number of Shares of each Fund.

This opinion is furnished in accordance with the requirements of Item 28(i) of Form N-1A under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and the Securities Act of 1933, as amended (the “Securities Act”).

We have examined the Trust’s Certificate of Trust dated September 15, 2010, the Agreement and Declaration of Trust dated September 15, 2010, the By-Laws dated September 15, 2010, certain resolutions adopted by the Board of Trustees of the Trust relating to the issuance and sale of the Shares, and a Certificate of Good Standing dated March 29, 2011 from the Secretary of State of Delaware.  We have also examined the Notification of Registration on Form N-8A and the Registration Statements on Form N-1A filed on behalf of the Trust (the “Registration Statement”) under the Investment Company Act and the Securities Act, all as amended to date, as well as other items we deem material to this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies.  As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Trust and others.

Board of Trustees
Bennett Group of Funds
March 30, 2011
Page

This opinion is based exclusively on the provisions of the federal law of the United States of America and the laws of the State of Delaware applicable to trusts formed under the Delaware Salutatory Trust Act, as amended, and does not extend to the securities of “blue sky” laws of the State of Delaware or other states.

Based upon and subject to the foregoing information and examination, we are of the opinion that, when the Registration Statement becomes effective under the Investment Company Act and Securities Act, the Shares will, when sold in accordance with the Registration Statement, be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement of the Trust and we further consent to reference in the Registration Statement of the Trust to the fact that this opinion concerning the legality of the issue has been rendered by us.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

By:     /s/ Kenneth L. Greenberg
Kenneth L. Greenberg, a Partner